Exhibit 23

Independent Auditors’ Consent

To the Plan Administrator of the
PSS World Medical, Inc. Savings Plan:

We consent to incorporation by reference in the registration statement (No. 33-80657) on Form S-8 of PSS World Medical, Inc. of our report dated August 8, 2003 relating to the financial statements and supplemental schedule of PSS World Medical, Inc. Savings Plan as of March 31, 2003 and 2002, and for the year ended March 31, 2003, which report appears in the March 31, 2003 annual report on Form 11-K of PSS World Medical, Inc. Savings Plan.

KPMG LLP

Jacksonville, Florida
September 10, 2003